Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE — JULY 26, 2007 (4:00 p.m. Central Time)
MID-AMERICA BANCSHARES, INC.
2019 Richard Jones Road
Nashville, Tennessee 37215
Contact: Jason K. West, Executive Vice President and Chief Financial Officer (615.690.5870)
MID-AMERICA BANCSHARES, INC., NASHVILLE, TENNESSEE,
ANNOUNCES SECOND QUARTER 2007 EARNINGS INCREASE

Mid-America Bancshares, Inc., Nashville, Tennessee,
Announces Second Quarter 2007 Earnings Increase
Nashville, Tennessee, July 26, 2007- Mid-America Bancshares, Inc. today issued the following statement:
Mid-America Bancshares, Inc. (the Company) reported consolidated earnings and financial highlights for the quarter ended June 30, 2007. The Company is the parent bank holding company of Bank of the South, Mt. Juliet, Tennessee, and PrimeTrust Bank, Nashville, Tennessee, which affiliated in a share exchange as a “merger of equals” on September 1, 2006. Under GAAP rules, PrimeTrust Bank has been treated as the “acquirer” and the following financial information, all of which is unaudited, reflects this treatment.
Second quarter earnings, as determined in accordance with GAAP, were $1,683,000 as compared to $537,000 for the same quarter of 2006, equaling $0.12 basic earnings per share. This was a 50% increase over first quarter 2006 basic earnings per share and a 20% increase in basic earnings per share over the first quarter 2007. Non-GAAP cash earnings, defined as GAAP earnings plus intangible and option expenses, were $1,947,000, or $0.14 basic earnings per share. The earnings increase is primarily attributable to increased interest income to due to increased loan volume during the period and to aggressive operational expense management.
The Company continues to report growth based on the increase in loans and deposits at its subsidiary banks on a combined basis. Total assets have increased $26,000,000 or 10% on an annualized basis to $1,069,000,000 at June 30, 2007. Loans, net of allowance for loan losses, and unearned interest and fees, increased $26,000,000 or 14% on an annualized basis, during the second quarter of 2007, ending the period at $765,000,000. Total deposits increased $21,000,000 or 10% on an annualized basis to $905,000,000 during the same period.
In commenting on the Company’s second quarter performance, Gary L. Scott, Chairman and CEO, said: “Our results for the second quarter of 2007 have been outstanding. We continue to experience profitable asset and deposit growth, which has enabled us to achieve our earnings objectives. We have an excellent and professional staff that allows us to enhance the results of our Company while meeting the needs of our clients and communities.” David Major, the Company’s President, said that “We have begun to realize the benefits of the synergies we planned for in the share exchange that brought our two banks together. We are continuing to implement our strategy of utilizing identified synergies and we expect that this process will accelerate as we consolidate our loan operations and data processing.”
Included with this press release is a copy of the Company’s unaudited balance sheet and income statement for the periods indicated. This unaudited information should be read in conjunction with the notes to the consolidated financial statements presented in the Company’s December 31, 2006 Annual Report on Form 10-K that was filed with the Securities and Exchange Commission on March 15, 2007 (the “2006 10-K”). All quarterly information is subject to customary adjustments.

Mid-America Bancshares Consolidated
Balance Sheet (unaudited)

June 30, 2007

Consolidated
ASSETS
Loans	772,927
Allowance for loan losses	(8,237)

Net Loans	764,690

Investment Securities:
Held-to-maturity	9,741
Available for sale	179,663
Unrealized loss	(3,563)

Total Investment securities	185,841

Restricted equity securities	2,567
Interest-bearing deposits in financial institutions	2,639
Loans held for sale	8,994
Fed Funds Sold	20,173

Total Earning Assets	984,904

Cash and due froms	19,929
Bank premises & equipment, net of depreciation	31,732
Accrued interest receivable	6,046
Other Real Estate	438
Deferred income taxes	—
Intangible assets, net	4,310
Goodwill	19,147
Other assets	3,221

Total Assets	1,069,727

LIABILITIES
Deposits	904,664
Securities sold under agreements to repurchase	18,295
FHLB Borrowing	32,325
Deferred tax liability	138
Line of Credit	3,500
Accrued interest & other liabilities	6,129

Total Liabilities	965,051

STOCKHOLDER’S EQUITY
Common stock	13,933
APIC	87,919
Retained earnings	1,966
Unreal. gain\loss on AFS	(3,563)
Deferred Taxes relating to unrealized G/L on AFS	1,364
Current year earnings	3,057

Total Equity	104,676

Total Liabilities & Equity	1,069,727

See notes to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K as filed with the SEC on March 15, 2007.
Quarterly results will be subject to customary adjustments and may not be indicative of results to be anticipated for the entire year.

Mid-America Bancshares Consolidated Income
Statement (unaudited)

Quarter Ended June 30, 2007

Consolidated
Interest Income
Interest and fees on loans	15,447
Interest on loans held for sale	65
Interest and dividends on taxable securities	1,742
Interest and dividends on tax exempt securities	472
Interest and dividends on restricted equity securities	37
Interest on fed funds sold	222
Interest on interest bearing deposits in financial institutions	27
Other interest income	3

Total Interest Income	18,015

Interest Expense
Interest on NOWs	159
Interest on money market and savings accounts	2,199
Interest on CDs over $100,000	4,321
Interest on CDs-Other	2,619
Interest on securities sold under repurchase agreements	170
Interest on FHLB advances	347
Interest on other borrowed funds and Fed Funds purchased	103

Total Interest Expense	9,918

Net Interest Income before provision	8,097
Provision for possible loan loss	(412)

Net Interest Income after Provision for possible loan loss	7,685

Other Income
Service charges on deposit accounts	588
Investment banking fees and other commissions, net	418
Mortgage broker fees and fees on mortgage loan originations	660
Gain on sale of SBA loans	31
Title Company Income	71
Other fees & commissions	294

Total Other Income	2,062

Other Expense
Salaries and employee benefits	4,107
Occupancy expenses, net	623
Furniture and equipment expense	532
Data processing expense	426
Advertising and marketing	85
Printing, postage, stationary and supplies expense	174
Amortization of intangible assets	204
(Gain) Loss on disposal of fixed assets	2
Other operating expense	1,050

Total Non-Interest Expenses	7,203

Earnings before Income Taxes	2,544

Income taxes (benefit)	861

Net Earnings	1,683

See notes to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K as filed with the SEC on March 15, 2007.
Quarterly results will be subject to customary adjustments and may not be indicative of results to be anticipated for the entire year.